EXHIBIT 99.2

PRESS RELEASE     Source: China Direct Trading Corp.

CHINA DIRECT TRADING CORPORATION INFORMATION TO BE AVAILABLE THROUGH S&P MARKET ACCESS PROGRAM Monday May 16, 8:30 am ET

FT. LAUDERDALE, Fla., May 16, 2005 (PRIMEZONE) -- China Direct Trading Corporation (OTC BB:CHDT.OB - News) today announced that its company information will be made available via Standard & Poor's Market Access Program, an information distribution service that enables subscribing publicly traded companies to have their company information disseminated to users of Standard & Poor's Advisor Insight. The company information to be made available through this program includes share price, volume, dividends, shares outstanding, company financial position, and earnings. Standard & Poor's Advisor Insight is an Internet-based research engine used by more than 100,000 investment advisors. A public version of the site is available at http://www.advisorinsight.com.

ADVERTISEMENTIn addition, information about companies in Standard & Poor's Market Access Program will be available via S&P's Stock Guide database, which is distributed electronically to virtually all major quote vendors. As part of the program, a full description of China Direct Trading Corp. will also be published in the Daily News section of Standard Corporation Records, a recognized securities manual for secondary trading in approximately 37 states under the Blue Sky Laws.

Howard Ullman, Chairman of China Direct stated, "As our company continues to grow, it becomes more important to grow our communications efforts as well. We believe we have a promising potential at China Direct and that the marketplace does not fully understand that potential. This S&P program clearly addresses those efforts in what we believe to be the broadest electronic and printed manner available."

About CHDT

Based in Fort Lauderdale Florida, CHDT is a global trading company engaged in product development, manufacturing, distribution, logistics and product placement into mass retail. The company holds patents and sells products to importers, customer and direct to retail worldwide. By establishing relationship with various governmental agencies, public and private institutions, and private industries in China, the Company aims to play a key role in assisting U.S. companies that desire to move production or investments into China as well as helping Chinese firms grow through U.S. distribution and financial support.

Company information distributed through the Market Access Program is based upon information that Standard & Poor's considers to be reliable, but neither Standard & Poor's nor its affiliates warrant its completeness or accuracy, and it should not be relied upon as such. This material is not intended as an offer or solicitation for the purchase or sale of any security or other financial instrument.


CONTACT:

          China Direct Trading Corporation
          Howard Ullman
          (954) 474-0224

          Investor Relations:
          Rubenstein Investor Relations, Inc.
          Tim Clemensen
          (212) 843-9337
          tclemensen@rubensteinir.com